ANNEX E

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS




				        LRMK		        SGI			 	     Combined
				     Unaudited		     Unaudited				     Unaudited
				  9 months ended	  9 months ended			  9 months ended
				September 30, 2005	September 30, 2005	 Adjustments 	September 30, 2005
				------------------	------------------	 -----------	------------------
Revenue

Operating expenses
   General and administrative	    $	  115,845 	      $	     1,384 	 $ 1,294,027 (a)     $	 1,411,256
				    -------------	      ------------	 -----------	     -------------
     Total operating expenses		  115,845	 	     1,384 	   1,294,027 		 1,411,256
				    -------------	      ------------	 -----------	     -------------
     Loss from operations		 (115,845)		    (1,384)	  (1,294,027)		(1,411,256)

Other income (expenses):
   Interest expense			   (1,566)	 		 -	 	   -	 		 -
				    -------------	      ------------	 -----------	     -------------
     Total other income (expenses)	   (1,566) 			--	 	  --	 		--
				    -------------	      ------------	 -----------	     -------------

Net loss				 (117,411)		    (1,384)	  (1,294,027)		(1,411,256)

Discontinued operations			       --	 		--	 	  --	 		--

Net loss			    $	 (117,411)	      $	    (1,384)	 $(1,294,027)	     $  (1,411,256)
				    -------------	      ------------	 -----------	     -------------


		 (a) Record reverse merger expense.







					        LRMK		         SGI			 	     Combined
					     Unaudited		      Unaudited				     Unaudited
					       As of		        As of 				  9 months ended
					September 30, 2005	 September 30, 2005	 Adjustments 	September 30, 2005
					------------------	 ------------------	 -----------	------------------

 ASSETS

Current assets
   Cash					$		-- 	 $		100 	 $	  -- 	$	       100
					------------------	 ------------------	 -----------	------------------
     Total current assets		 		--		 	100	 	  -- 		       100

   Intangible Assets, net
   of accumulated amortization		     				      7,306		  --	 	     7,306
					------------------	 ------------------	 -----------	------------------
Total assets				$		-- 	 $	      7,406 	 $	  -- 	$	     7,406
					==================	 ==================	 ===========	==================

 LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
   Accounts payable			$	   128,264 	 $		  - 	 $	   - 	$	   128,264
   Loans payable				   250,000		  	  -	 	   - 		   250,000
   Advance from stockholder			    43,033		 	  -	 	   - 		    43,033
   Advance from related party				 -		      8,230	 	   - 		     8,230
   Accrued payroll				   461,963	 	 	  -	 	   - 		   461,963
   Contingency payable				    37,500		 	  -	 	   -	 	    37,500
   Payroll tax accrual				   278,549		 	  -	 	   - 		   278,549
					------------------	 ------------------	 -----------	------------------
     Total current liabilities			 1,199,309		      8,230	 	   - 		 1,207,539
					------------------	 ------------------	 -----------	------------------
     Total liabilities		 		 1,199,309		      8,230	 	   - 		 1,207,539

Stockholders' (deficit)
   Common stock; $.001 par value;
     95,229 and 52,716 shares issued
     and outstanding as of September
     30, 2005 and December 31, 2004,
     respectively				    94,718		 	 72	       7,578 (a) 	   102,368
   Additional paid-in capital			 2,999,192		 	489 	  (2,999,192)(b)	       489
   Preferred Stock				 	 - 	 		  -	 	   -	 		 -
   Accumulated deficit in
    development stage				(4,293,219)		     (1,384)	   2,991,614 (c) 	(1,302,989)
					------------------	 ------------------	 -----------	------------------
     Total stockholders' (deficit)		(1,199,309)		       (824)		   - 		(1,200,133)
					------------------	 ------------------	 -----------	------------------
     Total liabilities and
      stockholders' (deficit)		$		 0 	 $	      7,406 	 $	   - 	$	     7,406
					==================	 ==================	 ===========	==================


(a) Adjustment to reflect outstanding common shares post  reverse  with  Strategic
    Gaming Investments, Inc. of 7,745,229.

(b) Eliminate additional paid-in capital of Left Right  Marketing Techonlogy, Inc.
    post reverse merger with Strategic Gaming Investments.

(c) Eliminate deficit earnings of Left Right Marketing Technology, Inc. post reverse merger, record $1,294,027 of reverse merger expense.







On November 4, 2005, Left Right Marketing Technology, Inc. (LRMT, the Company) entered into a stock purchase agreement with the shareholders of Strategic Gaming Investments, to purchase 100% of the issued and outstanding shares of StrategicGaming Investments, Inc. (SGI), a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. At the time of the Agreement, Mr. Schroeder, Mr. Schultz,and Mr. Griffith were officers and directors of Strategic Gaming Investments and were also officers and directors of the Company. Pursuant to the agreement, on November 4, 2005 the Company issued to the shareholders of SGI 7,650,000 shares of the Companys restricted common stock. As a result of the stock purchase agreement, Strategic Gaming Investments, Inc. became a wholly owned subsidiary of the Company. Prior to this acquisition, the Company had no operations, assets and approximately $1.2 million in liabilities as of September 30, 2005.



The adjustments to the historical financial statements reflect the effect of the recording of the reverse merger of the Company and the previously privately-held Strategic G aming Investments, Inc. The reported results of operations and financial condition are those of SGI since the Company has no operations or capital transactions other than the above-described acquisitions which this transaction has been accounted for as reverse acquisition. The adjustments eliminate the results of operations of the Company for the periods before the reverse acquisition of the Company by Strategic Gaming Investments, combine the balance sheets of both entities and reflect the stockholders' equity/deficit as if the transaction had occurred at the date of the pro forma statements.